Exhibit 5.1

December 4, 2023

Aemetis, Inc.

20400 Stevens Creek Blvd., Suite 700

Cupertino, California 95014

Aemetis, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Aemetis, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2023, and each amendment thereto, including the documents incorporated by reference therein (the “Registration Statement”), relating to the offering and sale from time to time by certain selling stockholders named therein of 126,008 shares of the Company’s common stock, par value $0.001 per share (the “Outstanding Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

In connection with such matters, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement.
(b)	The Prospectus.
(c)	The Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended through the date hereof.
(d)	The originals or copies of such other corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review and otherwise for the purpose of this opinion letter, we have assumed:

SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that the Outstanding Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

Our opinions set forth above are limited to the laws of the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

CMF/YH/mb

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